FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

                     PURSUANT TO SECTION 12(B) OR (G) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

                            ONLINE POWER SUPPLY, INC.
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             (Exact name of registrant as specified in its charter)

                 Nevada                                   84-1176494
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 (State of incorporation or organization)   (I.R.S. Employer Identification No.)

6909 South Holly Circle, #201, Englewood, CO                80112
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 (Address of principal executive offices)                 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

       Title of each class                    Name of each exchange on which
       to be so registered                    each class is to be registered

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   If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction (c), check the following box. [ ]
   If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A(d), check the following box. [x]

   Securities Act registration statement file number to which this form relates:
  33-93341    (if applicable).

   Securities to be registered pursuant to Section 12(g) of the Act:

                         Common Stock, $.0001 par value
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                                (Title of class)


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ITEM 1.  DESCRIPTION OF SECURITIES

         The registrant is authorized to issue 50,000,000 shares of common stock ($.001 par value). Holders of common stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. Shares of common stock carry cumulative voting rights in elections of directors, and, therefore, holders of a minority of the outstanding shares of common stock may be able to elect a director to the board of directors. Voters are cumulated by multiplying the number of shares held by the number of candidates to be elected, then casting all the votes for one candidate. However, if the number of shares held by minority shareholders is too small in relation to the total outstanding shares, cumulation will not enable such shareholders to elect even one director to the board of directors.

         The registrant's board of directors has authority, without action by the shareholders, to issue all or any portion of the authorized but unissued shares of common stock, which would reduce the percentage ownership of its present shareholders and which may dilute the book value of the common stock.

         Shareholders have no pre-emptive rights to acquire additional shares of common stock. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities.

         Holders of common stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends.

ITEM 2.  EXHIBITS

         The following exhibits from the registrant's 1933 Act registration statement (333-93341) are incorporated by reference through rule 12b-32.

         EXHIBIT NO. FROM 1933 ACT
         REGISTRATION STATEMENT           DESCRIPTION OF EXHIBIT

                  3.1                     Articles of Incorporation
                  3.3                     Certificate of Amendment to Articles
                                          of Incorporation
                  4.1                     Preferred Stock Designation - Series A
                  4.2                     Preferred Stock Designation - Series B




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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                               ONLINE POWER SUPPLY, INC.

Date: February 24, 2000                By:        /s/    Larry G. Arnold
                                               ---------------------------------
                                               Larry G. Arnold,
                                               Chief Executive Officer

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